Exhibit 10.7

Drawn by and mail after recording to:

Moore & Van Allen PLLC (EBR)

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202-4003

                             COUNTY

OBLIGATIONS SECURED HEREBY PROVIDE FOR

A FLUCTUATING INTEREST RATE

AMENDED AND RESTATED DEED OF TRUST,

SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING (NORTH CAROLINA)

by and from

THE PANTRY, INC., “Grantor”

to

TRSTE, INC., “Trustee”

for the benefit of

WACHOVIA BANK, NATIONAL ASSOCIATION,

in its capacity as Administrative Agent, “Beneficiary”

Dated as of January 9, 2008

COLLATERAL IS OR INCLUDES FIXTURES

THE SECURED PARTY (BENEFICIARY) DESIRES THIS FIXTURE FILING

TO BE INDEXED AGAINST THE RECORD OWNER OF THE REAL ESTATE

DESCRIBED HEREIN

AMENDED AND RESTATED DEED OF TRUST,

SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING (NORTH CAROLINA)

THIS AMENDED AND RESTATED DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING (NORTH CAROLINA) (this “Deed of Trust”) is dated as of January 9, 2008, by and among THE PANTRY, INC., a Delaware corporation (“Grantor”), whose address is 1801 Douglas Drive, Sanford, North Carolina 27330, TRSTE, INC., a Virginia corporation qualified to do business in North Carolina, whose address is 301 South Tryon Street, Charlotte, North Carolina 28202, the trustee hereunder (“Trustee”), for the benefit of WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (“Agent”) for the lenders party to the Credit Agreement (defined below) (such lenders, together with their respective successors and assigns, collectively, the “Lenders”), having an address at 201 South College Street, CP-8, Charlotte, North Carolina 28288-0680 (Agent, together with its successors and assigns, “Beneficiary”).

RECITALS

A. Beneficiary is the assignee, owner and holder of those certain mortgages described on Exhibit B hereto (the “Original Mortgages”) and the obligations secured thereby, which encumber the properties described on Exhibit A hereto. Beneficiary’s address is set forth above.

B. Grantor and Beneficiary now desire to amend and restate the Original Mortgages to contain all of the terms and conditions contained herein and in the Credit Agreement.

NOW, THEREFORE, Grantor and Beneficiary hereby amend and restate the Original Mortgages in their entirety to provide as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in that certain Third Amended and Restated Credit Agreement, dated as of May 15, 2007 (as may be further amended, supplemented or otherwise modified from time to time, collectively, the “Credit Agreement”), which is incorporated herein by reference, among Grantor, certain domestic subsidiaries of Grantor, the Lenders and Beneficiary. As used herein, the following terms shall have the following meanings:

1.1.1 “Indebtedness”: (1) (a) all Credit Party Obligations of any type now existing or hereafter arising, including by way of successive reborrowings and repayments, of principal, interest and other amounts evidenced or secured by the Credit Agreement and the other Credit Documents (as defined therein), including, without limitation (i) revolving credit promissory notes of the Grantor, under which sums may be advanced, paid back and readvanced (as referenced and defined in the Credit Agreement, as amended, modified, supplemented, extended, renewed, replaced, restated or amended and restated from time to time, collectively, the “Revolving Notes”), in the aggregate original principal amount of up to $225,000,000, maturing on May 15, 2013; (ii) those certain term loan notes (as referenced and defined in the Credit Agreement, as amended, modified, supplemented, extended, renewed, replaced, restated or amended and restated from time to time, collectively, the “Term Notes”), in the aggregate principal amount of up to $450,000,000, maturing on May 15, 2014 ; (iii) letters of credit for the account of the Grantor or any other Credit Party (as referenced and defined in the Credit Agreement, as amended, modified, supplemented, extended, renewed, replaced, restated or amended and restated from time to time, collectively, the “Letters of Credit”), in the aggregate principal amount not to exceed $120,000,000, maturing not later than May 15, 2013; (v) swingline promissory notes made by the Grantor (as such note or notes are referenced and defined in the Credit Agreement, as amended, modified, supplemented, extended, renewed, replaced, restated or amended and restated from time to time, collectively, the “Swingline Notes”) in the aggregate original principal amount not to exceed $15,000,000, maturing on May 15, 2013; and (vi) those certain Incremental Facilities (as defined in the Credit Agreement), under which sums may be advanced from time to time in an amount not to exceed $200,000,000; and (b) principal, interest and other amounts that may hereafter be loaned by Beneficiary or any of the Lenders under or in connection with the Credit Agreement or any of the other Credit Documents, whether evidenced by a promissory note or other instrument which, by its terms, is secured hereby, and (2) all other indebtedness, obligations and liabilities now or hereafter existing of any kind of Grantor to Beneficiary, any of the Lenders and any Hedging Agreement Provider under documents that recite that they are intended to be secured by this Deed of Trust (to the extent permitted by the Credit Agreement), including any obligations or liability arising under any Secured Hedging Agreements. The Revolving Notes, the Swingline Note and the Term Notes shall hereinafter collectively be called the “Notes.”

1.1.2 “Trust Property”: All of Grantor’s interest in (1) the fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Grantor (the “Land”), (2) all improvements now owned or hereafter acquired by Grantor, now or at any time situated, placed or constructed upon the Land (the “Improvements”), (3) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Grantor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”), (4) all right, title and interest of Grantor in and to all goods, accounts, general intangibles, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC (defined below), now owned or hereafter acquired by Grantor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Land and Improvements (the “Personalty”), (5) all reserves, escrows or impounds required under the Credit Agreement and all deposit accounts maintained by Grantor with respect to the Trust Property, (6) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Trust Property, together with all related security and other deposits (the “Leases”), (7) all of the rents, revenues, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Trust Property (the “Rents”), (8) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Trust Property (the “Property Agreements”), (9) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (10) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof, (11) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Grantor, and (12) all of Grantor’s right, title and interest in and to any awards, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements, Fixtures or Personalty. As used in this Deed of Trust, the term “Trust Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

1.1.3 “Obligations”: All of the agreements, covenants, conditions, warranties, representations and other obligations of Grantor (including, without limitation, the obligation to repay the Indebtedness) under the Credit Agreement and the other Credit Documents.

1.1.4 “UCC”: The Uniform Commercial Code of NORTH CAROLINA or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than NORTH CAROLINA, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

1.1.5 “Incorporation by Reference”: The Credit Agreement and the Credit Documents and the terms contained therein are hereby incorporated by reference into this Deed of Trust as if set forth verbatim. In executing this Deed of Trust, Grantor agrees to be bound by all provisions of the Credit Agreement and the Credit Documents.

ARTICLE 2

GRANT

Section 2.1 Grant.

2.1.1 For valuable consideration (the receipt of which is hereby acknowledged), to induce Beneficiary to enter into and perform its Obligations under the Credit Agreement, and to secure payment and performance of all Obligations and the full and timely payment of the Indebtedness, Grantor hereby bargains, grants, sells and conveys to Trustee and the heirs, successors and assigns of Trustee, with power of sale, the Trust Property, TO HAVE AND TO HOLD all and singular the Trust Property unto Trustee and the heirs, successors and assigns of Trustee forever. In that regard, Grantor grants to Trustee all of the rights and remedies of a secured party under the laws of the State of North Carolina.

2.1.2 Grantor covenants the Grantor is lawfully seized of the Trust Property in fee simple absolute, that Grantor has good right and is lawfully authorized to sell, convey or encumber the same, and that the Trust Property is free and clear of all encumbrances except as expressly provided herein. Grantor further covenants to warrant and forever defend all and singular the Trust Property unto Trustee and Beneficiary and the heirs, successors and assigns of

Trustee and Beneficiary from and against Grantor and all persons whomsoever lawfully claiming the Trust Property or any part of the Trust Property.

2.1.3 PROVIDED ALWAYS, nevertheless, and it is the true intent and meaning of Grantor, Trustee and Beneficiary, that if Grantor pays or causes to be paid to Beneficiary the Indebtedness and Obligations, the estate hereby granted shall cease, determine and be utterly null and void; otherwise said estate shall remain in full force and effect.

2.1.4 To the extent that any of the Trust Property is not real property that Trustee is empowered to sell at a public sale pursuant to N.C. Gen. Stat. § 45-21.1 et seq., or is not real property that could be sold at a public sale pursuant to a judicial proceeding to foreclose the lien of this Deed of Trust, such property shall automatically be deemed to be personal property in which a security interest is granted by Grantor unto Beneficiary as provided in Section 6.1 of this Deed of Trust, effective as of the date of this Deed of Trust.

2.1.5 The lien of this Deed of Trust will automatically attach, without further act, to all fixtures now or hereafter located in or on, or attached to, or used or intended to be used in connection with or with the operation of, the Trust Property or any part of the Trust Property.

Section 2.2 Future Advances. In addition to all other indebtedness secured by this Deed of Trust, this Deed of Trust shall also secure and constitute a first lien on the Trust Property for present and future obligations of Grantor to Beneficiary, and this Deed of Trust is executed to secure all such obligations. Any future obligations and advances may be made in accordance with the Credit Agreement or the Credit Documents, at the option of the Beneficiary. The total amount of the indebtedness that may be secured by this Deed of Trust may increase or decrease from time to time. The amount of the present disbursement secured hereby is $348,250,000 and the maximum principal amount which may be secured hereby at any one time is $875,000,000, together with interest thereon; provided, however, the said maximum principal amount which may be increased by such additional sums or amounts as may be advanced by Beneficiary pursuant to this Deed of Trust, Credit Agreement and all other Credit Documents and all such additional sums and amounts shall be deemed necessary expenditures for the protection of the security in accordance with the provisions of North Carolina General Statutes §45-70(c), or any amendments thereto. The time period within which such future disbursements are to be made is 15 years from the date hereof. Disbursements secured hereby shall not be required to be evidenced by a “written instrument or notation” as described in Section 45-68 (2) of the North Carolina General Statutes, it being the intent of the parties that the requirements of Section 45-68 (2) for a “written instrument or notation” for each advance shall not be applicable to disbursements made under the Notes, the Loan Agreements or Credit Agreement. Additionally, the parties intend that the benefits of Section 45-69 of the North Carolina General Statutes with respect to revolving credit shall be afforded to Beneficiary and the Beneficiary under this Deed of Trust. All future obligations made pursuant to this Deed of Trust, the Notes, the Credit Agreement and the other Credit Documents shall be considered to be made pursuant to the requirements N.C.G.S. §45-67, et seq., or any amendments thereto. Beneficiary’s reservation of the right to make future advances in excess of the face amount of the Obligations is not an indication that the Beneficiary intends to make such future advances.

ARTICLE 3

WARRANTIES, REPRESENTATIONS AND COVENANTS

Grantor warrants, represents and covenants to Beneficiary as follows:

Section 3.1 Title to Trust Property and Lien of this Instrument. Grantor owns the Trust Property free and clear of any liens, claims or interests other than Permitted Liens (as defined in the Credit Agreement). This Deed of Trust creates valid, enforceable first priority liens and security interests against the Trust Property, subject only to the Permitted Liens.

Section 3.2 First Lien Status. Grantor shall preserve and protect the first lien and security interest status of this Deed of Trust, the Credit Agreement and the other Credit Documents. If any lien or security interest is asserted against the Trust Property, Grantor shall promptly, and at its expense, (a) give Beneficiary a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement (including the requirement of providing a bond or other security satisfactory to Beneficiary).

Section 3.3 Payment and Performance. Grantor shall pay the Indebtedness when due under the Credit Agreement and the other Credit Documents and shall perform the Obligations in full when they are required to be performed.

Section 3.4 Replacement of Fixtures. Except as may be permitted by the Credit Agreement, Grantor shall not, without the prior written consent of Beneficiary (said consent not to be unreasonably withheld or delayed), permit any of the Fixtures to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and is replaced by an article of equal or better suitability and value, owned by Grantor subject to the liens and security interests of this Deed of Trust, the Credit Agreement and the other Credit Documents, and free and clear of any other lien or security interest except Permitted Liens.

Section 3.5 Inspection. Grantor shall permit Beneficiary and the Lenders, and their respective agents, representatives and employees, upon reasonable prior notice to Grantor, to inspect the Trust Property and all books and records of Grantor located thereon, and to conduct such environmental and engineering studies as provided in the Credit Agreement.

Section 3.6 Other Covenants. All of the covenants in the Credit Agreement are incorporated herein by reference and, together with covenants in this Article, shall be covenants running with the land.

Section 3.7 Condemnation Awards and Insurance Proceeds.

3.7.1 Condemnation Awards. Beneficiary shall be entitled to be made a party to, be notified by Grantor of and to participate in any proceeding, whether formal or informal, for condemnation or acquisition pursuant to power of eminent domain of any portion of the Trust Property. Grantor assigns to Beneficiary the right to collect and receive any payment or award to which Grantor would otherwise be entitled by reason of condemnation or acquisition pursuant to power of eminent domain of any portion of the Trust Property. Any such payment or award received by Beneficiary may, at Beneficiary’s option, (i) be applied by Beneficiary to payment of any Indebtedness or any Obligations in such order as Beneficiary may determine or (ii) be applied in a manner determined by Beneficiary to the replacement of the portion of the Trust Property taken and to the repair or restoration of the remaining portion of the Trust Property or (iii) be released to Grantor upon such conditions as Beneficiary may determine or (iv) be used for any combination of the foregoing purposes. No portion of an indemnity payment which is applied to replacement, repair or restoration of any portion of the Trust Property or which is released to Grantor shall be deemed a payment against any Indebtedness or any Obligations.

3.7.2 Insurance Proceeds. Grantor will keep the Land, Improvements, Fixtures and Personalty (collectively, the “Insured Premises”) insured by such company or companies as Beneficiary may reasonably approve for the full insurable value thereof in accordance with the Credit Agreement. Such insurance will be payable to Beneficiary as the interest of Beneficiary may appear pursuant to the New York standard form of mortgage clause or such other form of mortgage clause as may be required by Beneficiary and will not be cancelable by either the insurer or the insured without at least thirty days’ prior written notice to Beneficiary. Grantor hereby assigns to Beneficiary the right to collect and receive any indemnity payment otherwise owed to Grantor upon any policy of insurance insuring any portion of the Insured Premises, regardless of whether Beneficiary is named in such policy as a person entitled to collect upon the same. Any indemnity payment received by Beneficiary from any such policy of insurance shall be applied as set forth in the Credit Agreement. No portion of any indemnity payment which is applied to the replacement, repair or restoration of any portion of the Insured Premises or which is released to Grantor shall be deemed a payment against any Indebtedness or any Obligations. Grantor will keep the Insured Premises continuously insured as herein required and will deliver to Beneficiary the original of each policy of insurance required hereby. Grantor will pay each premium coming due on any such policy of insurance and will deliver to Beneficiary proof of such payment coming due on any such policy of insurance and will deliver to Beneficiary proof of such payment at least ten days prior to the date such premium would become overdue or delinquent. Upon the expiration or termination of any such policy of insurance, Grantor will furnish to Beneficiary at least ten days prior to such expiration or termination the original of a renewal or replacement policy of insurance meeting the requirements of this Deed of Trust. Upon foreclosure of this Deed of Trust, all right, title and interest of Grantor in and to any policy of insurance upon the Insured Premises which is in the custody of Beneficiary, including the right to unearned premiums, shall vest in the purchaser of the Insured Premises at foreclosure, and Grantor hereby appoints Beneficiary as the attorney in fact of Grantor to assign all right, title and interest of Grantor in and to any such policy of insurance to such purchaser. This appointment is coupled with an interest and shall be irrevocable.

Section 3.8 Maintenance. Grantor will maintain the Trust Property in good condition and repair and will neither permit nor allow waste of any portion of the Trust Property. Grantor will promptly repair or restore any portion of the Trust Property which is damaged or destroyed by any cause whatsoever and will promptly pay when due all costs and expenses of such repair or restoration. Grantor will not remove or demolish any improvement or fixture which is now or hereafter part of the Trust Property and will cut no timber on the Trust Property without the express written consent of Beneficiary. Beneficiary shall be entitled to specific performance of the provisions of this paragraph.

Section 3.9 Taxes and Assessments. Grantor will pay all taxes, assessments and other charges which constitute or are secured by a lien upon the Trust Property, and will deliver to Beneficiary proof of payment of the same not less than ten (10) days prior to the date the same becomes delinquent; provided that Grantor shall be entitled by appropriate proceedings to contest the amount or validity of such tax, assessment or charge so long as the collection of the same is stayed during the pendency of such proceedings and Grantor deposits with the authority to which such tax, assessment or charge is payable or with Beneficiary appropriate security for payment of the same, together with any applicable interest and penalties, should the same be determined due and owing.

Section 3.10 Due on Sale. Grantor agrees that if the Trust Property or any part thereof or interest therein if sold, assigned, transferred, conveyed or otherwise alienated by Grantor, whether voluntarily or involuntarily or by operation of law other than in accordance with the Credit Agreement, Beneficiary, at its own option may declare the Indebtedness secured hereby and all other Obligations hereunder to be forthwith due and payable.

ARTICLE 4

DEFAULT AND FORECLOSURE

Section 4.1 Remedies. If an Event of Default exists, Beneficiary may, at Beneficiary’s election, exercise any or all of the following rights, remedies and recourses:

4.1.1 Acceleration. Declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Grantor), whereupon the same shall become immediately due and payable.

4.1.2 Entry on Trust Property. Enter the Trust Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Grantor remains in possession of the Trust Property after an Event of Default and without Beneficiary’s prior written consent, Beneficiary may invoke any legal remedies to dispossess Grantor.

4.1.3 Operation of Trust Property. Hold, lease, develop, manage, operate or otherwise use the Trust Property upon such terms and conditions as Beneficiary may deem reasonable under the circumstances (making such repairs, alternations, additions and improvements and taking other actions, from time to time, as Beneficiary deems necessary or desirable), and apply all Rents and other amounts collected by Beneficiary in connection therewith in accordance with the provisions of Section 4.6.

4.1.4 Foreclosure and Sale. Commence proceedings to collect such sums, foreclose this Deed of Trust and sell the Trust Property. If default shall be made in the payment of any amount due under this Deed of Trust, the Credit Agreement or any other Credit Document, then, upon Beneficiary’s demand, Grantor will pay to Beneficiary the whole amount due and payable under the Credit Agreement and the other Credit Documents and all other Indebtedness or Obligations; and if Grantor shall fail to pay such sums upon such demand, Beneficiary shall be entitled to sue for and to recover judgment for the whole amount so due and unpaid together with costs and expenses including the reasonable compensation, expenses and disbursements of Beneficiary’s agents and attorneys incurred in connection with such suit and any appeal of such suit. Beneficiary shall be entitled to sue and recover judgment, as set forth above, either before, after or during the pendency of any proceedings for the enforcement of this Deed of Trust, and the right of Beneficiary to recover such judgment shall not be affected by any taking, possession or foreclosure sale under this Deed of Trust, or by the exercise of any other right, power or remedy for the enforcement of the terms of this Deed of Trust, or the foreclosure of the lien of this Deed of Trust. At the option of the Beneficiary, this Deed of Trust may be foreclosed by judicial proceedings, or the Beneficiary may without further notice direct the Trustee, and the Trustee is authorized and empowered, in accordance with applicable laws related to non-judicial foreclosure sales in effect, to foreclose the lien of this Deed of Trust, and to sell and dispose of the Trust Property and all the right, title, and interest of Grantor therein, by sale at any place authorized by law as may be specified in the notice of such sale to the highest bidder. The Trust Property may be sold as a whole or in separate parts, parcels, or tracts, including separate parts, parcels or tracts located in the same county, and in such manner and order as the Trustee in its sole discretion may elect. The exercise of the power of sale with respect to a separate part, parcel, or tract of the Trust Property in one county does not extinguish or otherwise affect the right to exercise the power of sale with respect to the other parts, parcels, or tracts of the Trust Property in that or another county to satisfy the obligation secured by the Deed of Trust, and the right and power of sale arising out of any Event of Default shall not be exhausted by one or more sales of the Trust Property. At the foreclosure Beneficiary shall be entitled to bid and to purchase the Trust Property and shall be entitled to apply the Indebtedness or Obligations, or any portion thereof, in payment for the Trust Property. The Trustee shall be authorized to retain an attorney to represent him in such proceedings. The proceeds of the sale shall, after payment of the Trustee’s commission and Trustee’s reasonable attorneys’ fees, be applied in accordance with Section 4.6 herein. Trustee’s commission and Trustee attorneys’ fees payable herein and otherwise under this Deed of Trust shall be limited to those reasonable fees and expenses actually incurred at standard hourly rates without reference to a specific percentage of the outstanding balance of the Indebtedness. In the event foreclosure is commence, but not completed, Grantor shall pay Trustee’s commission and all expenses incurred by Trustee, including Trustee’s reasonable attorneys’ fees. Such commissions and Trustee’s attorneys’ fees shall be limited to those reasonable fees and expenses actually incurred at standard hourly rates without reference to a specific percentage of the outstanding balance of the Indebtedness. In case of a foreclosure sale of all or any part of the Trust Property and of the application of the proceeds of sale to the payment Indebtedness or Obligations, Beneficiary shall be entitled to enforce payment of and to receive all amounts then remaining due and unpaid and to recover judgment for any portion thereof remaining unpaid, with interest. The remedies provided to Trustee and Beneficiary in this paragraph shall be in addition to and not in lieu of any other rights and remedies provided in this Deed of Trust or any other Credit Document, by law or in equity, all of which rights and remedies may be exercised by Beneficiary independently, simultaneously or consecutively in any order without being deemed to have waived any right or remedy previously or not yet exercised.

Without in any way limiting the generality of the foregoing, Beneficiary shall also have the following specific rights and remedies.

(a) To make any repairs to the Trust Property which Beneficiary deems necessary or desirable for the purposes of sale.

(b) To exercise any and all rights of set-off which Beneficiary may have against any account, fund, or property of any kind, tangible or intangible, belonging to Grantor which shall be in Beneficiary’s possession or under its control.

(c) To cure such Event of Default, with the result that all costs and expenses incurred or paid by Beneficiary in effecting such cure shall be additional charges on the Indebtedness or Obligations which bear interest at the interest rate set forth in the Credit Agreement or applicable Credit Documents and are payable upon demand.

(d) To foreclose on the Trust Property and to pursue any and all remedies available to Beneficiary at law or in equity, and in any order Beneficiary may desire, in Beneficiary’s sole discretion.

Pursuant to Section 25-9-604 of the North Carolina General Statutes, Beneficiary may direct Trustee to expose to sale and sell, together with the real estate, any portion of the Trust Property which is personal property. If personal property is sold hereunder, it need not be at the place of sale. Trustee shall not be entitled to a commission for any completed or uncompleted sale of real or personal property under this Section 4.1.4 upon an Event of Default, but shall be entitled to collect all reasonable expenses and attorneys’ fees and court costs in connection with exercising its powers as Trustee.

4.1.5 Receiver. Upon the occurrence of an Event of Default, Beneficiary shall be entitled to the appointment of a receiver to enter upon and take and maintain full control of the Trust Property in order to perform all acts necessary and appropriate for the operation and maintenance of the Trust Property including the execution, cancellation or modification of leases, the making of repairs to the Trust Property and the execution or termination of contracts providing for the construction, management or maintenance of the Trust Property, all on such terms as are deemed best to protect the security of this Deed of Trust. The receiver shall be entitled to receive a reasonable fee for so managing the Trust Property. All rents collected pursuant to this paragraph shall be applied in accordance with Section 4.6 herein. Beneficiary or the receiver shall have access to the books and records used in the operation and maintenance of the Trust Property and shall be liable to account only for those rents actually received. Beneficiary shall not be liable to Grantor or anyone claiming under or through Grantor, or anyone having an interest in the Trust Property by reason of anything done or left undone by Grantor under this Section 4.1.5. If the rents of the Trust Property are not sufficient to meet the costs of taking control and of managing the Trust Property and collecting the rents, Beneficiary, at its sole option, may advance funds to meet the costs. Any funds expended by Beneficiary for such purposes shall become Indebtedness and Obligations of Grantor to Beneficiary. Unless Beneficiary and Grantor agree in writing to other terms of payment, such amounts shall be payable upon notice from Beneficiary to Grantor requesting payment thereof and shall bear interest from the date of disbursement at the rate stated in the Credit Agreement after the occurrence of an Event of Default. The entering upon and taking and maintaining of control of the Trust Property by Beneficiary or the receiver and the application of rents as provided in this Deed of Trust shall not cure or waive any Event of Default or invalidate any other right or remedy of Beneficiary under this Deed of Trust. Notwithstanding the appointment of any receiver or other custodian, Beneficiary shall be entitled as secured party hereunder to the possession and control of any cash deposits or instrument at the time held by, or payable or deliverable under the terms of this Deed of Trust to, Beneficiary.

4.1.6 Other. Exercise all other rights, remedies and recourses granted under the Credit Agreement and the other Credit Documents or otherwise available at law or in equity.

Section 4.2 Remedies Cumulative, Concurrent and Nonexclusive. Trustee, Beneficiary and the Lenders shall have all rights, remedies and recourses granted in the Credit Agreement and the other Credit Documents and available at law or equity (including the UCC), which rights (a) shall be cumulated and concurrent, (b) may be pursued separately, successively or concurrently against Grantor or others obligated under the Credit Agreement and the other Credit Documents, or against the Trust Property, or against any one or more of them, at the sole discretion of Trustee, Beneficiary or the Lenders, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Beneficiary, Trustee or the Lenders in the enforcement of any rights, remedies or recourses under the Credit Agreement and the other Credit Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 4.3 Release of and Resort to Collateral. Beneficiary or Trustee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Trust Property, any part of the Trust Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Credit Agreement and the other Credit Documents or their status as a first and prior lien and security interest in and to the Trust Property. For payment of the Indebtedness, Beneficiary or Trustee may resort to any other security in such order and manner as Beneficiary or Trustee may elect.

Section 4.4 Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Grantor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Grantor by virtue of any present or future statute of limitations or law or judicial decision exempting the Trust Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Beneficiary’s or Trustee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Credit Agreement and the other Credit Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

Section 4.5 Discontinuance of Proceedings. If Beneficiary or the Lenders or Trustee shall have proceeded to invoke any right, remedy or recourse permitted under the Credit Agreement and the other Credit Documents and shall thereafter elect to discontinue or abandon it for any reason, Beneficiary or the Lenders or Trustee, as the case may be, shall have the unqualified right to do so and, in such an event, Grantor, Beneficiary, the Lenders or Trustee, as the case may be, shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Credit Agreement and the other Credit Documents, the Trust Property and otherwise, and the rights, remedies, recourses and powers of Beneficiary, the Lenders and Trustee shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Beneficiary or the Lenders or Trustee, as the case may be, thereafter to exercise any right, remedy or recourse under the Credit Agreement and the other Credit Documents for such Event of Default.

Section 4.6 Allocation of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Trust Property, shall be applied by Beneficiary or Trustee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law:

4.6.1 to the payment of the reasonable costs and expenses of taking possession of the Trust Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation (1) trustee’s and receiver’s fees, commissions and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (2) Beneficiary’s and Trustee’s reasonable court costs and reasonable attorneys’ and accountants’ fees and expenses, (3) costs of advertisement, and (4) the payment of all real estate taxes and assessments and other charges subject to which the Trust Property may be sold;

4.6.2 to the payment of the Indebtedness and performance of the Obligations in such manner and order of preference as Beneficiary in its sole discretion may determine; and

4.6.3 the balance, if any, to the payment of the Persons legally entitled thereto.

Section 4.7 Occupancy After Foreclosure. Any sale of the Trust Property or any part thereof in accordance with Section 4.1.4 will, after the expiration of any upset period, divest all right, title and interest of Grantor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Grantor retains possession of such property or any part thereof subsequent to such sale, Grantor will be considered a tenant at sufferance of the purchaser, and will, if Grantor remains in possession after demand to remove, be subject to eviction and removal, with or without process of law.

Section 4.8 Additional Advances and Disbursements; Costs of Enforcement.

4.8.1 If any Event of Default exists, Beneficiary, Trustee and each of the Lenders shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Grantor. All sums advanced and expenses incurred at any time by Beneficiary, Trustee or any Lender under this Section 4.8.1, or otherwise under this Deed of Trust, the Credit Agreement or any of the other Credit Documents or applicable law, shall be deemed advances of principal evidenced by the Credit Agreement and the other Credit Documents and shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the rate or rates at which interest is then computed on the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Deed of Trust.

4.8.2 Grantor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection, foreclosure and other enforcement of this Deed of Trust, the Credit Agreement and the other Credit Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Deed of Trust, the Credit Agreement and the other Credit Documents, and for the curing thereof, or for defending or asserting the rights and claims of Beneficiary and Trustee in respect thereof, by litigation or otherwise. Attorneys’ fees and expenses payable by Grantor under this Section 4.8.2 or otherwise under this Deed of Trust shall be limited to those reasonable fees and expenses actually incurred at standard rates without reference to a specific percentage of the outstanding balance of the Indebtedness.

Section 4.9 No Trustee or Beneficiary in Possession. Except as otherwise provided by law, neither the enforcement of any of the remedies under this Article 4, the assignment of the Rents and Leases under Article 5, the security interests under Article 6, nor any other remedies afforded to Beneficiary under the Credit Agreement and the other Credit Documents, at law or in equity shall cause Trustee, Beneficiary or any Lender to be deemed or construed to be a mortgagee in possession of the Trust Property, to obligate Trustee, Beneficiary or any Lender to lease the Trust Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

ARTICLE 5

ASSIGNMENT OF RENTS AND LEASES

Section 5.1 Assignment. In furtherance of and in addition to the grant made by Grantor in Section 2.1 of this Deed of Trust, Grantor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Beneficiary and its successors and assigns all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into or modified, extended, renewed or replaced, and all of its right, title and interest in and to all Rents. If permitted under applicable law, this assignment is an absolute assignment and not merely an assignment for additional security. So long as no Event of Default shall have occurred and be continuing, Grantor shall have a revocable license from Beneficiary to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Indebtedness and the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Indebtedness and the Obligations or solvency of Grantor, the license herein granted shall automatically expire and terminate, without notice by Beneficiary (any such notice being hereby expressly waived by Grantor).

Section 5.2 Perfection Upon Recordation. Grantor acknowledges that Beneficiary has taken all actions necessary to obtain, and that upon recordation of this Deed of Trust Beneficiary shall have, to the extent permitted under applicable law, a valid and fully perfected first priority present assignment of the Rents arising out of the Leases and all security for such Leases. Grantor acknowledges and agrees that upon recordation of this Deed of Trust Beneficiary’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Grantor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Deed of Trust, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

Section 5.3 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Grantor, Beneficiary and Trustee agree that (a) this Deed of Trust shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Deed of Trust extends to property of Grantor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

Section 5.4 No Merger of Estates. So long as part of the Indebtedness and the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Trust Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Grantor, Beneficiary, any tenant or any third party by purchase or otherwise.

ARTICLE 6

SECURITY AGREEMENT

Section 6.1 Security Interest. This Deed of Trust constitutes a “Security Agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents and Property Agreements. To this end, Grantor grants to Trustee and Beneficiary a first and prior security interest in the Personalty, Fixtures, Leases, Rents and Property Agreements and all other Trust Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations, and agrees that Trustee and Beneficiary shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Beneficiary or Trustee with respect to the Personalty, Fixtures, Leases, Rents and Property Agreements sent to Grantor at least ten days prior to any action under the UCC shall constitute reasonable notice to Grantor.

Section 6.2 Financing Statements. Beneficiary may prepare, in form and substance satisfactory to Beneficiary, such financing statements and such further assurances as Beneficiary may, from time to time, reasonably consider necessary to create, perfect and preserve Beneficiary’s security interest hereunder and Beneficiary may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Grantor represents and warrants that the exact legal name and address of the Grantor are as set forth in the first paragraph of this Deed of Trust; and a statement indicating the types, or describing the items, of collateral is set forth hereinabove. Grantor represents and warrants that the location of the collateral that is Personalty is upon the Land. Grantor covenants to furnish Beneficiary with notice of any change in the name, identity, corporate structure, residence, principal place of business or mailing address of Grantor within ten (10) days of the effective date of any such change and Grantor covenants to promptly execute any financing statements or other instruments deemed necessary by Beneficiary to prevent any filed financing statement from becoming misleading or losing its perfected status.

Section 6.3 Fixture Filing. This Deed of Trust shall also constitute a “fixture filing” for the purposes of the UCC against all of the Trust Property which is or is to become fixtures. Information concerning the security interest herein granted may be obtained at the addresses of Debtor (Grantor) and Secured Party (Beneficiary) as set forth in the first paragraph of this Deed of Trust. For the purposes of complying with N.C. Gen. Stat. § 25-9-502: (i) the types or items of collateral are described in Section 6.1 hereof, as further described in Section 1.1.2 hereof; and (ii) the description of the Land to which any fixtures are attached is set forth in Exhibit A hereto. The collateral is or includes fixtures.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Notices. Any notice required or permitted to be given under this Deed of Trust shall be given in accordance with the provisions of the Credit Agreement.

Section 7.2 Covenants Running with the Land. All Obligations contained in this Deed of Trust are intended by Grantor, Trustee and Beneficiary to be, and shall be construed as, covenants running with the Trust Property. As used herein, “Grantor” shall refer to the party named in the first paragraph of this Deed of Trust and to any subsequent owner of all or any portion of the Trust Property. All Persons who may have or acquire an interest in the Trust Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Credit Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Beneficiary.

Section 7.3 Attorney-in-Fact. Grantor hereby irrevocably appoints Beneficiary and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Beneficiary deems appropriate to protect Beneficiary’s interest, if Grantor shall fail to do so within ten (10) days after written request by Beneficiary, (b) upon the issuance of a deed pursuant to the foreclosure of this Deed of Trust or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Personalty, Fixtures and Property Agreements in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Beneficiary’s security interests and rights in or to any of the Trust Property, and (d) while any Event of Default exists, to perform any obligation of Grantor hereunder, however: (1) Beneficiary shall not under any circumstances be obligated to perform any obligation of Grantor; (2) any sums advanced by Beneficiary in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness; (3) Beneficiary as such attorney-in-fact shall only be accountable for such funds as are actually received by Beneficiary; and (4) Beneficiary shall not be liable to Grantor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

Section 7.4 Successors and Assigns. This Deed of Trust shall be binding upon and inure to the benefit of Beneficiary, the Trustee, the Lenders, and Grantor and their respective successors and assigns. Grantor shall not, without the prior written consent of Beneficiary, assign any rights, duties or obligations hereunder.

Section 7.5 No Waiver. Any failure by Beneficiary or Trustee to insist upon strict performance of any of the terms, provisions or conditions of the Credit Agreement and the other Credit Documents shall not be deemed to be a waiver of same, and Beneficiary or the Lenders shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

Section 7.6 Credit Agreement. If any conflict or inconsistency exists between this Deed of Trust and the Credit Agreement, the Credit Agreement shall govern.

Section 7.7 Release or Reconveyance. Upon payment in full of the Indebtedness and performance in full of the Obligations, the conveyance of the Trust Property to Trustee under this Deed of Trust shall be null and void, and upon Grantor’s request, Trustee and Beneficiary, at Grantor’s expense, shall release and cancel of record the liens and security interests created by this Deed of Trust or reconvey the Trust Property to Grantor. In addition, as long as no Event of Default has occurred and is then continuing or would be caused thereby, if Grantor sells or transfers for value any portion of the Trust Property as permitted under the Credit Agreement, Beneficiary and Trustee shall release the liens and security interests created by this Deed of Trust on such Trust Property or reconvey such Trust Property to Grantor, concurrently with the consummation of such sale or other transfer. Such release or reconveyance shall be at Grantor’s sole cost and expense, and only upon not less than thirty days’ prior written notice to Beneficiary.

Section 7.8 Waiver of Stay, Moratorium and Similar Rights. Grantor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Deed of Trust or the Indebtedness secured hereby, or any agreement between Grantor, Trustee and Beneficiary or any rights or remedies of Beneficiary or the Lenders.

Section 7.9 Applicable Law. The provisions of this Deed of Trust regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Trust Property is located. All other provisions of this Deed of Trust and the Obligations shall be governed by the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law of the State of New York), without regard to conflicts of laws principles.

Section 7.10 Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 7.11 Entire Agreement. This Deed of Trust, the Credit Agreement and the other Credit Documents embody the entire agreement and understanding between Beneficiary, Trustee and Grantor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Agreement and the other Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This agreement may be amended only with the written consent of the Grantor, Beneficiary and Trustee, or their respective heirs, successors and assigns.

ARTICLE 8

LOCAL LAW PROVISIONS

Section 8.1 Certain Rights. With the approval of Beneficiary, Trustee shall have the right to select, employ and consult with counsel. Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by him hereunder, believed by him in good faith to be genuine. Trustee shall be entitled to reimbursement for actual, reasonable expenses incurred by him in performance of his duties. Grantor shall, from time to time, pay the compensation due to Trustee hereunder and reimburse Trustee for, and indemnify, defend and save Trustee harmless against, all liability and reasonable expenses which may be incurred by him in performance of his duties, including those arising from the joint, concurrent, or comparative negligence of Trustee; however, Grantor shall not be liable under such indemnification to the extent such liability or expenses result solely from Trustee’s gross negligence or willful misconduct hereunder. Grantor’s obligations under this Section 8.1 shall not be reduced or impaired by principles of comparative or contributory negligence.

Section 8.2 Retention of Money. All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, and Trustee shall be under no liability for interest on any moneys received by him hereunder.

Section 8.3 Successor Trustees. If Trustee or any successor Trustee shall die, resign or become disqualified from acting in the execution of this trust, or Beneficiary shall desire to appoint a substitute Trustee, Beneficiary shall have full power to appoint one or more substitute Trustees and, if preferred, several substitute Trustees in succession who shall succeed to all the estates, rights, powers, and duties of Trustee. Such appointment may be executed by any authorized agent of Beneficiary, and so executed, such appointment shall be conclusively presumed to be executed with authority, valid and sufficient, without further proof of any action. Such duly acknowledged instrument will be recorded in the same registry where this Deed of Trust is recorded. Any successor Trustee so appointed shall be vested in title to the Trust Property and shall possess all powers, duties and obligations conferred on Trustee in this Deed of Trust in the same manner and to the same extent as though such successor Trustee was originally named in this Deed of Trust as Trustee, including the power of sale, if more than one Trustee has been appointed, each of such Trustee and each successor thereto shall be and hereby is empowered to act independently.

Section 8.4 Perfection of Appointment. Should any deed, conveyance or instrument of any nature be required from Grantor by any successor Trustee to more fully and certainly vest in and confirm to such successor Trustee such estates, rights, powers and duties, then, upon request by such Trustee, all such deeds, conveyances and instruments shall be made, executed, acknowledged and delivered and shall be caused to be recorded and/or filed by Grantor.

Section 8.5 Trustee Liability. In no event or circumstance shall Trustee or any substitute Trustee hereunder be personally liable under or as a result of this Deed of Trust, either as a result of any action by Trustee (or any substitute Trustee) in the exercise of the powers hereby granted or otherwise.

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IN WITNESS WHEREOF, Grantor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be signed in its corporate name by its duly authorized officers AND DELIVERED by authority of its board of directors duly given.

THE PANTRY, INC.,
a Delaware corporation

By:	(SEAL)
Name: Frank G. Paci
Title: Sr. Vice President – Finance, Chief Financial Officer and Secretary

STATE OF

COUNTY OF

I,                                                                                                                                                                                 , a Notary Public of the aforesaid County and State, do hereby certify that Frank G. Paci personally appeared before me this day and acknowledged that he is the Sr. Vice President – Finance, Chief Financial Officer and Secretary of The Pantry, Inc., a Delaware corporation, and that he, as Sr. Vice President – Finance, Chief Financial Officer and Secretary, being authorized to do so, voluntarily executed and acknowledged the foregoing on behalf of the corporation.

Witness my hand and notarial seal this              day of                                              , 2007.

Notary Public

(NOTARY SEAL)

[Must be stamped]

My Commission Expires:

Notary Registration Number:

EXHIBIT A

LEGAL DESCRIPTIONS

EXHIBIT B

ORIGINAL SECURITY INSTRUMENTS

STATE OF NORTH CAROLINA

AMENDED AND RESTATED DEED OF TRUST,

SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING (NORTH CAROLINA)

Store # of Stores Currently Owned & Covered by Original Security Instrument	County	Book	Page	Date Recorded
161, 112	Alamance	1213	348	9/10/98
467	Brunswick	1247	1236	9/14/98
239, 240	Catawba	2104	1158	9/14/98
294	Chatham	1020	297	5/15/03
305, 376, 481, 500	Cumberland	4937	607	9/16/98
302	Cumberland	6096	307	5/15/03
192	Forsyth	2023	1421	9/4/98
170, 454, 462	Guilford	4742	2143	9/11/98
116, 406	Harnett	1298	468	9/22/98
157, 172	Iredell	1096	2043	9/10/98
105, 218, 355, 366, 405	Lee	648	422	9/03/98
331	Lee	850	239	5/15/03
Corporate HQ	Lee	848	807	5/08/03
475	Moore	1419	426	9/04/98
450, 464, 484	New Hanover	2448	970	10/12/98

150	Randolph	1815	2055	05/07/03
130, 182	Rowan	831	732	09/10/98
215	Stokes	414	596	09/03/98
457	Wake	8146	2173	09/16/98
3633	Wake	11798	1047	1/31/06
140, 410	Watauga	472	466	09/04/98